Exhibit 99

MEREDITH CORPORATION
INVESTOR CONFERENCE CALL
SECOND QUARTER OF FISCAL 2004

INTRODUCTION

JIM JACOBSON

Good morning. I'm Jim Jacobson, Director of Investor Relations for Meredith Corporation. With me today in Des Moines are Steve Lacy, President of the Publishing Group, and Suku Radia, our Chief Financial Officer. Bill Kerr, our Chief Executive Officer, and Steve Cappaert, our Corporate Controller, join us from New York. Kevin O'Brien, President of the Broadcasting Group, joins us from San Francisco.

Before our presentation, I will take care of a few housekeeping items.

First, this call is being webcast on our web site-Meredith.com-and a replay will be available through February 3rd. Our formal remarks will be available on our web site and will be furnished to the SEC as part of an 8-K.

Second, references to six-month fiscal 2003 earnings and earnings per share are before the cumulative effect of a change in accounting principle related to SFAS No. 142.

Third, we will refer to non-GAAP measures that, considered in conjunction with GAAP results, provide additional analytic tools to understand our core operations. Tables in our earnings release reconcile GAAP results to non-GAAP measures. You may also access this information on our web site.

Last, in today's call we will include statements that are considered forward-looking within the meaning of federal securities laws. These statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements.

Factors that could adversely affect future results include, but are not limited to, changes in advertising and consumer demand; paper prices; postage rates; overall economic conditions; changes in legislation and government regulations affecting our industries; and world, national and local events that could disrupt broadcast television. A comprehensive description of the risk factors can be found in our earnings release issued today and in certain of our SEC filings. The Company undertakes no obligation to update any forward-looking statement.

Now, Bill will begin the presentation.

BILL KERR

Thanks, Jim, and welcome to everyone. I'll start today with an overview of our second quarter. Steve and Kevin will then provide an update on their respective business groups. Suku will discuss our financial position along with our outlook for the third quarter and all of fiscal 2004. Then we'll address your questions.

We are pleased that, despite having to replace $14.1 million in net political advertising from the second quarter of the prior year, we reported improved consolidated results and earnings per share that exceeded the First Call consensus estimate of $0.37 per share.

Financial Highlights

In the quarter-

  earnings rose 4 percent
  total revenues increased 11 percent
  total advertising revenues rose 9 percent

These results reflect strong overall revenue growth, our December 2002 acquisition of the American Baby Group, and a cyclical shift in the mix of revenue between our two business units. Publishing represented 74 percent of consolidated revenues versus 68 percent in the comparable three months. Publishing delivered an excellent quarter, increasing operating profit 31 percent on 21 percent revenue growth. Broadcasting's improved fundamentals were masked by the difficult political advertising comparisons.

In the first six months of fiscal 2004, we generated sufficient consolidated revenues to replace a total of $20.3 million in net political advertising and we grew earnings per share 11 percent to $0.78 from $0.70.

  Total revenues were up 10 percent.
  Total ad revenues also rose 10 percent.

Our Publishing Group continued to outperform its peers. Our advertising pages, as measured by PIB, increased 22 percent in the quarter versus an industry decline of 3 percent, showing that consumers and advertisers continued to embrace our premier home and family publications.

For the twelve months of calendar 2003, our PIB ad pages increased 17 percent. That compares with an industry average decline of 1 percent and was the biggest gain among the country's top 30 magazine publishers.

In Broadcasting, we outperformed the industry in the first 11 months of calendar 2003. Including political advertising, our revenues held even while, according to TVB, industry revenues declined 3 percent.

Second Quarter Accomplishments

We attribute the second quarter's improved performance to several factors.

In Publishing, we improved overall profit margin, grew advertising pages and market share in our magazines, extended our Better Homes and Gardens brand, and continued to grow our non-magazine businesses.

In Broadcasting, we improved audience share and ratings in the November book; contained costs, especially syndicated programming expenses; continued to grow our highly successful Cornerstone programs; and acquired WSHM, our new CBS affiliate in Springfield, MA.

Long-term Financial Objectives

Before Steve and Kevin tell you more about their respective businesses, let me remind you of our long-term financial objectives.

Each of our businesses should improve its margin over the long term. We believe Publishing will increase its operating profit margin one point annually to reach 20 percent in fiscal 2006 and Broadcasting will reach a 40 percent EBITDA margin by 2006.

Over the long term, we expect to grow earnings per share in the low double-digits in nonpolitical years and in the mid-to-high teens in political years. We are on track to meet our long-term financial objectives and I'm confident we will sustain our momentum throughout fiscal 2004.

Now Steve will detail Publishing's outstanding second quarter results.

PUBLISHING

STEVE LACY

Thank you. As Bill said, Publishing had a very strong quarter with operating profit up 31 percent
  total revenues up 21 percent-up 15 percent excluding the American Baby Group total magazine ad pages up 33 percent-up 22 percent excluding the American Baby Group
  In the first six months of fiscal 2004-
    operating profit increased 20 percent
    total revenues grew 16 percent-up 9 percent excluding the American Baby Group total magazine ad pages rose 27 percent-up 18 percent excluding the American Baby Group

I'll discuss our magazine and Corporate Solutions businesses and our retail programs. Then I'll update you on our integrated marketing operation and the continued strong performance from our book business.

Magazines

Better Homes and Gardens and Ladies' Home Journal, our two largest titles, continued their strong advertising performance in the second quarter, growing combined ad pages 17 percent. The two magazines increased their combined share of advertising revenue in the women's service field to 44 percent, up 1 percentage point for calendar year 2003, according to PIB.

Better Homes and Gardens posted its best fiscal second quarter ever in terms of advertising pages and we are encouraged by the growing diversity of its advertising base. The magazine experienced gains in the non-endemic categories of automotive, technology, and retail.

American Baby

December marked the one-year anniversary of our acquisition of the American Baby Group. Its financial performance continues to exceed our initial expectations.

The American Baby Group has been a great addition to our magazine portfolio, helping us reach a younger and more diverse audience. Since the acquisition, several Meredith clients-DaimlerChrysler, Dannon, The Home Depot, Sony, and a number of Procter and Gamble brands-have expanded their advertising to American Baby Group titles.

American Baby magazine is performing well and we are making it even stronger. Beginning with the February issue, we will offer more support to busy young mothers through new editorial content on beauty, food and home. The additions will help us attract automotive, home and other new advertisers to the franchise.

Brand Licensing

We continued to extend our Better Homes and Gardens brand during the second quarter. We renewed our brand licensing relationship with Wal-Mart. In this program we support the sales of Better Homes and Gardens-branded products in Wal-Mart Garden Centers with marketing, merchandising and employee education programs.

Early this month we kicked off our alliance with Home Interiors and Gifts, one the largest direct marketers of home décor accessories. More than 80,000 sales displayers began distributing catalogues and hosting in-home parties featuring the Better Homes and Gardens Collection. It is early, but all signs indicate strong customer demand for the collection. In addition, through Home Interiors we have-

  sold nearly 30,000 magazine subscriptions
  taken orders for 3,000 copies of The Better Homes and Gardens New Cook Book received orders for more than $1 million in magazine advertising

Mid-size Magazines

In the second quarter, our mid-size titles continued to deliver impressive advertising growth. Ad pages grew

  46 percent in Traditional Home
  41 percent in Midwest Living
  31 percent in MORE
  55 percent in Country Home, which had an additional issue in the quarter

Expanding the rate base and frequency of our mid-size titles has allowed us to increase advertising rates and attract non-endemic advertisers. For example, MORE, our lifestyle magazine for affluent women age 40 and over, has attracted non-endemic advertisers such as Volvo, Toyota and General Motors On Star.

Advertising Categories

In the second quarter, the largest advertising categories in our magazines were home and building, food and beverage, pharmaceuticals and direct response.

Corporate Solutions

Meredith Corporate Solutions provides advertisers with multi-platform marketing programs that offer more comprehensive services to our clients and establish relationships at a higher level in client organizations, positioning Meredith for additional business over time.

One exciting new Corporate Solutions project is our partnership with the American Heart Association and its "Go Red" program, which is designed to raise awareness of women's heart disease. General Electric is a sponsor of the program and has purchased significant incremental advertising in Better Homes and Gardens, Ladies' Home Journal and MORE. The program also includes special editorial sections in our magazines and fund-raising auctions of celebrity-donated items.

Retail Programs

We continue to develop innovative programs with leading retailers to increase advertising sales, improve newsstand demand for our titles, and assist marketers in building links between retailers and consumers.

For example, Eckerd, one of the nation's leading drug store chains, is the retail sponsor of the first annual MORE Marathon for women over 40. In the February issue of MORE magazine, Eckerd is sponsoring an advertorial section that will highlight the race and include coupons for redemption at Eckerd stores around the country.

Integrated Marketing

Now, I'll discuss Integrated Marketing-our custom publishing operation. Revenues and profits grew significantly in the second quarter. Significant programs included the DIRECTV monthly programming guide, customer loyalty magazines for DaimlerChrysler and Carnival Cruise Lines, and the annual campground guide for KOA. Since we established our relationship with DIRECTV in early fiscal 2004, we have used our direct mail expertise to grow the paid subscriber base.

During the quarter we continued to develop new business. We are creating custom newsletters for the U.S. Postal Service to highlight its service options for existing small and medium-size business customers. This program will help establish our presence in the business-to-business market.

Books

Our book operation continued its momentum in the second quarter.

Top sellers were the 12th edition of The Better Homes and Gardens New Cook Book, Inside Monster Garage and the Home Depot 1-2-3 series.

We continued to see strong sales of books based on the hit decorating show Trading Spaces.

As we have strengthened our book lineup, we've expanded our distribution channels to include Pep Boys, Hot Topics and Scholastic Book Fairs.

We expect our pipeline of new books to provide growth in the third quarter and beyond. Upcoming are four new Home Depot 1-2-3 titles, two additional books based on Trading Spaces, a Miracle Gro gardening book for Scotts and another title based on Monster Garage.

Third Quarter Advertising Revenues

The first half of fiscal 2004 was very strong for the Meredith Publishing Group. As we look to the third fiscal quarter, total magazine advertising revenues are running up in the low-to-mid-single digits.

Kevin will now give you an update on Broadcasting.

BROADCASTING

KEVIN O'BRIEN

Thanks, Steve. As you know, the entire broadcasting industry faced difficult quarterly comparisons due to the high level of political advertising a year ago. Our own challenge of replacing $14.1 million of net political advertising is reflected in our second quarter results.

  Total revenues declined 9 percent.
  Non-political advertising revenues grew 10 percent.
  Profit was down 22 percent.

For the fiscal year to date, our political advertising replacement amount was $20.3 million, making midyear comparisons challenging as well.

  Revenues were down 4 percent.
  Non-political advertising revenues increased 12 percent.
  Profit was down 14 percent.

We took the cyclical nature of political advertising in stride and achieved some important benchmarks in the second quarter. In addition to increasing non-political advertising revenues 10 percent, there were other accomplishments.

  We produced significant audience share gains and rating improvements in the November book.
  We continued the profitable growth of our Cornerstone programs.
  Though we invested approximately $1.5 million in news and sales, we lowered total broadcasting costs 3 percent, making them virtually flat for the six months. The largest decrease in the second quarter was a 21 percent decline in film amortization. We expect film amortization to be in the low $30 million range in fiscal 2004 and to remain in that range over the next two to three years.

Ratings

An ongoing objective is to improve ratings and audience share for our newscasts and other programming and ultimately the overall share at each of our stations. In the November book, we produced solid gains in the 25 to 54 year-old demographic. This was the fifth consecutive ratings book in which we have done so.

We improved sign-on to sign-off audience share at five of our stations by an average of 16 percent. KCTV in Kansas City, KPTV in Portland and WNEM in Saginaw each gained two share points year-over-year. WGCL in Atlanta and WHNS in Greenville each gained one share point. Our stations in Las Vegas, Nashville, Hartford and Phoenix maintained their sign-on to sign-off share.

In my two years at Meredith we have been growing audience share and revenues by building strong news operations. Today I will discuss KPTV, our FOX affiliate in Portland, because it's an example of this strategy in action.

After we acquired the station about a year and a half ago, we hired new leadership and implemented an aggressive news culture epitomized by the station's slogan, "First, Live, Local" We air more live shots to show viewers we are in the community covering important local stories. We cover more late-breaking news and we out hustle the competition to get the story first.

That was evident earlier this month when severe snow and ice storms pounded Portland. As the storm began on the morning of January 5, KPTV provided live local coverage while the competition showed taped national shows from New York. Viewers responded and our news ratings easily topped the market. That evening, KPTV's news was the #1 prime time news in the country and beat the primetime network programming in the Portland market. The station went wall to wall with storm coverage the next two days and again took the lead.

We are transforming this station into Portland's news leader. When we bought the station it was number 4 in the market for overall news. Today it is number 2 and striving to be number 1.

Cornerstones

Our highly successful Cornerstone programs, which combine content from our leading magazine titles with local advertising, continued to perform well. Revenues from our Cornerstone programs increased more than 50 percent in the second quarter.

Our aggressive marketing teams have used the success of our Cornerstones to create additional programs focused on local interests such as college and professional sports, holiday events, and Internet activities. KCTV in Kansas City, for example, leveraged the winning season of the Kansas City Chiefs with special promotions that created additional revenues.

Revenue Initiatives

On January 1, we began broadcasting on WSHM, our new CBS affiliate in Springfield, MA. By running the technical operations out of its sister station in nearby Hartford, we have been able to build and staff WSHM efficiently. The station will generate a profit in its first month. Our initial investment is sound from a long-term perspective as well. We have created another choice for local viewers and advertisers, and we have an opportunity to build a second market-leading news presence in the area.

These two CBS affiliates, along with our Portland duopoly, have given us experience at generating cost efficiencies by operating multiple stations from a central location. We are looking for more ways to put this valuable experience to work.

Another way to increase revenues is to capitalize on special events like the Super Bowl and the NCAA basketball tournament, both of which will be broadcast on CBS. We've sent news crews to Houston to provide all our stations with live coverage throughout the Super Bowl week. All of our CBS stations will air special programming that highlights activities leading up to the game and stories exploring local angles.

This year all of the NCAA tournament games will be on CBS, unlike last year when some of the games were shifted to cable due to the war. Right now four of the top-ranked college basketball teams- Connecticut, Arizona, Kansas, and Georgia Tech-are home teams in our CBS markets. We're already selling the tournament and the home-team sizzle.

Before I talk about pacings for our third quarter, let me say a little more about the results of the second quarter.  The every-other-year effect of political advertising clouds year-to-year comparisons.  Comparing our fiscal 2004 second quarter results with those of two years ago, the last non-political year, operating profit increased 31%, and we improved our EBITDA margins more than 500 basis points. I am proud that in two short years we have created a broadcasting team with a winning culture and high expectations-and one that is delivering results.

Third Quarter Pacings

Currently, our third quarter pacings are running up in the mid teens. Remember, though, pacings are volatile and change frequently. We are scheduled to present at two media conferences in March and will update our outlook during the presentations if necessary.

Next, Suku will give you the financial highlights.

SUKU RADIA

As you've heard, we overcame difficult political advertising comparisons to achieve improved consolidated results:

  Earnings increased 4 percent in the quarter.
  Total debt was $330 million at Dec. 31, down $25 million from the $355 million at Sept. 30. We remain conservatively leveraged. For purposes of debt compliance, our trailing twelve-month debt-to-EBITDA ratio, as defined in our debt covenants, was 1.6 times compared with 2.2 times a year earlier.
  Net interest expense declined to $5.7 million from $6.5 million in the comparable quarter.
  Our effective tax-rate was 38.7 percent.
  Capital expenditures for the quarter were $5.1 million. For the entire fiscal year we expect them to be approximately $30 million.
  We repurchased approximately 200,000 Meredith shares as part of our ongoing stock repurchase program.

Outlook

With that financial summary, let's take a look forward.

Publishing advertising revenues currently are running up in the low-to-mid-single digits for the third quarter of fiscal 2004. Broadcast pacings, which are a snapshot in time and change frequently, are running up in the mid-teens.

Given our year-to-date performance and our present outlook, we believe the current First Call consensus estimates of $0.61 and $2.07 per share for third fiscal quarter and all of fiscal 2004, respectively, are achievable.

Now I'll turn the call back to Bill for his final remarks.

BILL KERR

Thank you, Suku. We are pleased we improved our bottom line in the face of difficult political advertising comparisons.

Publishing produced excellent results and Broadcasting achieved benchmarks that will grow its profit over time. Our management teams are executing our growth strategies, and we are on track to achieve our long-term financial objectives. I am confident we will have a strong fiscal 2004.

We're ready to take your questions.